Exhibit 99 (a)

For Release: January 17, 2003	Contact: Paula M. Angelo
(248) 813-2626
paula.m.angelo@delphi.com

Steve Gaut
(248) 813-2946
steven.k.gaut@delphi.com

DELPHI REPORTS SOLID RESULTS FOR Q4 AND CY 2002

Non-GM revenue reaches 36 percent in Q4 2002, up 19 percent from prior year;
Operating cash flow $452 million

     TROY, Mich. — Delphi Corp. (NYSE: DPH) today reported year-over-year increases in revenue and earnings for both the fourth quarter and calendar year 2002 as the company continued its strategy to rationalize its portfolio, diversify its customer base, streamline operations and pursue global growth opportunities.

     “We finished 2002 with strong revenues in the fourth quarter, thanks in large part to sustained double-digit non-GM business growth and stable GM revenue. Again this quarter, we experienced very strong cash flow and, in January 2003, have used our excess cash to reduce future pension obligations. For the full year, we benefited from stable production in major automotive markets, steady growth of the company’s non-GM business and savings related to ongoing restructuring and cost containment,” said Delphi Chairman, CEO and President J.T. Battenberg III.

     The company realized revenues of $6.97 billion in Q4 2002, with net earnings totaling $120 million or $0.21 per share. Analysts’ consensus for Q4 2002 as reported on Thomson First Call is $0.20 per share. For calendar year 2002, revenues reached $27.43 billion, yielding earnings of $517 million on a pro forma basis, excluding the impact of restructuring and other charges taken in Q1 2002. For the year, the company generated operating cash flow of $1.26 billion, excluding special charges and receipts.(1)

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     “Delphi’s non-GM business accounted for 36 percent of our revenue in the fourth quarter, and grew 13 percent year-over-year to 35 percent of sales for 2002 as a whole,” Battenberg added. “The ramp-up of several leading-edge new products, including passive occupant detection, mobile multimedia, diesel engine management systems and connection systems led to strong overall gains in Delphi’s sales to the world’s leading auto makers, commercial vehicle manufacturers and the independent aftermarket.”

Fourth Quarter 2002 financial highlights:

•	Revenue of $6.97 billion (up 9.3 percent from $6.38 billion in Q4 2001).

•	Non-GM revenue at 36 percent of total revenue for the quarter at $2.49 billion (up 19.4 percent from $2.08 billion in Q4 2001). Moreover, Delphi continued to attain strong non-GM customer bookings such that a solid double-digit growth rate is expected.

•	GM North America content per vehicle remained steady from Q3 2002 at $2,729.

•	Net income of $120 million or $0.21 earnings per share (up 88 percent from pro forma $64 million in Q4 2001).(2) For Q4 2001, GAAP earnings were ($131) million, or ($0.23) earnings per share.

•	Operating cash flow of $452 million (up 64 percent from Q4 2001).

•	Average diluted shares outstanding were 561 million in Q4 2002 and 563 million in Q4 2001.

Calendar Year Pro Forma 2002 financial highlights:

•	Revenue of $27.43 billion (up 5.1 percent from $26.09 billion in CY 2001).

•	Non-GM revenue at 35 percent of total revenue for the year at $9.57 billion (up 13 percent from $8.46 billion in 2001).

•	GM revenue of $17.9 billion, up from $17.6 billion in CY 2001.

•	Net income of $517 million (up 108 percent from $248 million in CY 2001) (3). On a GAAP basis, net income was $343 million in CY 2002 and ($370) million in CY 2001.

•	Operating cash flow of $1.26 billion (up 48 percent from CY 2001).

•	Average diluted shares outstanding were 562 million in CY 2002 and 565 million in CY 2001.

     “With non-GM sales up 13 percent for the year and GM sales remaining stable, we’re delivering the robust top-line results we need to enhance margins. Combined with structural

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cost reduction initiatives, material cost savings and benefits from our restructuring, these strong sales helped strengthen Delphi’s bottom line, despite the challenging automotive business environment,” said Delphi Chief Financial Officer Alan S. Dawes.

Operating Cash Flow

     “Delphi’s total cash flow remains strong and continues to provide flexibility for the company to invest capital in growth opportunities while simultaneously funding pension obligations,” said Dawes. “We exceeded our guidance and generated $452 million in operating cash flow during Q4, and $1.26 billion for 2002 as a whole.”

     On a comparable basis with 2001, Delphi’s operating cash flow increased 48 percent from CY 2001 to CY 2002. “Reflecting this strong cash flow, we were able to improve Delphi’s net liquidity to ($2.4) billion year-end 2002, compared to ($2.6) billion at December 31, 2001,” Dawes added.

Pension Update

     Dawes noted that Delphi’s strong cash flow allowed the company to contribute 2002 year-end excess cash of $350 million to its pension funds in January 2003. “Delphi previously planned to contribute a total of $600 million to our pension funds in mid-2003. Reflecting the strong Q4 2002 cash flow, we have pulled ahead $350 million of contributions to our pension funds,” he added.

     Dawes said the company plans to contribute the remaining $250 million during the second quarter, utilizing 2003 cash flow. Further, Dawes reiterated that the company continues to evaluate alternative pension funding scenarios for shareholder value enhancement.

     Separately, due to continued declines in the value of securities contained in Delphi’s U.S. pension plans and a 50 basis point change in its discount rate to 6.75 percent, the company reported a $4.1 billion under-funded U.S. pension liability as of December 31, 2002. This valuation does not comprehend the favorable impact of the $350 million recently contributed nor recent improvements in the value of equities contained in the plans. Separately, the company will reduce its assumed plan asset return to 9 percent for calendar year 2003.

     “Delphi’s pension plan assumptions are consistent with emerging norms for large employers and demonstrate our continued balanced approach to valuing these obligations, especially when considering the demographics of eligible members of our workforce,” said Dawes.

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Prior Period Restructuring Plan and Portfolio Update

     Delphi continued its previously announced restructuring plans during Q4 2002. Through CY 2002, Delphi has completed over 98 percent of its 2002 plan that outlined the reduction of 6,100 positions through consolidation activities at over 24 facilities in North America and Europe by March 2003. When completed the combined effects of Delphi’s 2001 and 2002 plans are expected to reduce global employment by 17,540.

     The company also continued its global footprint and product portfolio rationalization efforts, which resulted in the sale, closure or consolidation of 21 facilities and/or product lines during the course of 2002.

Business Highlights

     Throughout 2002, Delphi launched new technology, won numerous contracts with multiple manufacturers, expanded existing business opportunities and changed its name to more aggressively pursue new market opportunities. Highlights for the year include:

•	Diesel Common Rail — Delphi continued to make advances in the rapidly expanding European diesel market, delivering nearly 1 million systems in 2002. Delphi has garnered diesel common rail contracts with customers that include Ford, Renault, PSA Peugeot Citroen, Kia/Hyundai, and SsangYong Motor Company of Korea.

•	QUADRASTEER™ — Availability of Quadrasteer was expanded on GM trucks, becoming an option on six additional models including the Chevrolet Silverado and Chevrolet Suburban.

•	RECOGNITION™ Passive Occupant Detection System — During the course of 2002, Delphi expanded business for this market-leading system, counting GM and Ford among its seven customers. With the new contracts, Delphi revenue for the system has the potential to reach $350 million in 2004 and grow well beyond that by 2006.

•	Satellite radio — In 2002, Delphi launched its satellite digital audio service module, which is featured in more than 44 GM and DaimlerChrysler 2003 model year vehicle lines. In September, Delphi also unveiled its SKYFi XM satellite radio, a plug-and-play unit that can be used anywhere. Sales of SKYFi, which is

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targeted at the consumer electronics market, approached 100,000 by year-end, yielding a 50 percent share for Delphi in this market.

•	Continued Quality and Manufacturing Excellence — Throughout 2002, Delphi received 53 industry and customer accolades, including: two Automotive News PACE Awards for innovation; three GM Supplier of the Year Awards; Honda Delivery Performance Award; Nissan Quality Master Award; three Toyota Excellence Awards; Toyota 2002 Supplier Achievement Award; five Shingo Awards for Manufacturing Excellence; Volvo Award of Excellence; and two Volkswagen Product Quality Awards.

     “I’m particularly pleased with our quality performance, and Delphi’s ability to consistently ship world-class quality products to our customers around the world. For 2002, we achieved a 30 percent improvement in PPM across all product lines globally. Our annual quality improvements have been remarkable and I’m very pleased with Delphi’s ability to manage tough cost containment challenges, streamline structural costs and simultaneously improve quality to ensure customer satisfaction,” Battenberg said.

     As a result of Delphi’s 2002 performance, the company today notified employees that it intends to pay applicable profit sharing bonuses of approximately $240 to eligible hourly employees, and incentive compensation awards to eligible salaried employees, during the first quarter of 2003.

Q1 2003 Outlook

     Dawes said Q1 2003 revenue is expected to range between $6.9 billion and $7.0 billion in the first quarter. “Net income is expected to be $120 – 130 million, with operating cash flow forecast between $150 and $200 million,” he said.

Additional Information

     Immediately following a formal review at Delphi’s regularly scheduled Board of Directors meeting on February 17, 2003, Delphi will file its 10K for CY 2002. A briefing concerning fourth quarter results for news media representatives, institutional investors and security analysts will be held at 10 a.m. EST today. For the general public, the briefing will be simultaneously webcast from the Investor Relations page at www.delphi.com.

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Footnotes

(1)	Excludes $639 million in cash received through sale of receivables. When the sales of receivables are included, total cash flow for Q4 and CY 2002 are $1.1 billion and $1.9 billion respectively. Additionally, excludes cash payments related to restructuring, impairment or other charges, pension contributions, GM separation true-ups and dividends.

(2)	GAAP and pro forma results were the same for Q4 2002. Q4 2001 results exclude $195 million, consisting of $186 million after tax impact of impairment and other charges and $9 million after tax for the impact of the FASB 142 goodwill amortization accounting change.

(3)	CY 2002 results exclude $174 million after tax impact of net restructuring and other charges. Calendar year 2001 results exclude $618 million, consisting of $590 million after tax impact of restructuring, impairment and other charges, and $28 million after tax of goodwill amortization.

Forward Looking Statements
All statements contained or incorporated in this press release which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, savings expected as a result of our global restructurings or other initiatives, portfolio restructuring plans, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results) are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s current views and assumptions with respect to future events. Important factors, risks and uncertainties which may cause actual results to differ from those expressed in our forward-looking statements are discussed in detail in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2001. In particular, the achievement of projected levels of revenue, earnings, cash flow and debt levels will depend on our ability to execute our portfolio and other global restructuring plans in a manner which satisfactorily addresses any resultant antitrust or labor issues and customer concerns, any contingent liabilities related to divestitures or integration costs associated with acquisitions, and other matters; the success of our efforts to diversify our customer base and still maintain existing GM business; the continued protection and exploitation of our intellectual property to develop new products and enter new markets; and our ability to capture expected benefits of our cost reduction initiatives so as to maintain flexibility to respond to adverse and cyclical changes in general economic conditions and in the automotive industry in each market we operate, including customer cost reduction initiatives, potential increases in warranty costs, pension contributions, healthcare costs, disruptions in the labor, commodities or transportation markets caused by terrorism or war and other changes in the political and regulatory environments where we do business. Delphi does not intend or assume any obligation to update any of these forward-looking statements.

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HIGHLIGHTS (PRO FORMA RESULTS)

Three months ended December 31, 2002 vs. three months ended

December 31, 2001 comparison.

See footnotes below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

	Three Months Ended
	December 31,

	2002	2001

	(in millions)
Net sales:
General Motors and affiliates	$4,483	$4,296
Other customers	2,488	2,084

Total net sales	6,971	6,380
Less operating expenses:
Cost of sales, excluding items listed below	6,098	5,613	(a)
Selling, general and administrative	419	381
Depreciation and amortization	239	243	(a)

Operating income	215	143	(a)
Less interest expense	47	53
Other income, net	5	7	(a)

Income before income taxes	173	97	(a)
Less income tax expense	53	33	(a)

Net income	$120	$64	(a)

Gross margin	12.5%	12.0%	(a)
Operating income margin	3.1%	2.2%	(a)
Net income margin	1.7%	1.0%	(a)
Diluted shares outstanding	561	563

(a)	To facilitate comparison of our operating results in 2002 and 2001, amounts exclude the impact of $255 million ($186 million after-tax) of product line and venture impairment and other charges. In addition, in accordance with new accounting rules, we stopped amortizing goodwill effective January 1, 2002. For ease of comparison and consistency, for the three months ended December 31, 2001, we have excluded goodwill amortization of $11 million ($9 million after-tax). Including these items, cost of sales was $5,751 million, depreciation and amortization was $319 million, operating loss was $71 million, other income (expense), net was $(45) million, loss before income tax benefit was $169 million, income tax benefit was $38 million, and net loss was $131 million.

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HIGHLIGHTS (PRO FORMA RESULTS)

Year ended December 31, 2002 vs. year ended December 31, 2001 comparison.

See footnotes below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

	Year Ended
	December 31,

	2002		2001

	(in millions)
Net sales:
General Motors and affiliates	$17,862		$17,624
Other customers	9,565		8,464

Total net sales	27,427		26,088
Less operating expenses:
Cost of sales, excluding items listed below	23,977	(a)	23,078	(b)
Selling, general and administrative	1,510		1,470
Depreciation and amortization	988		987	(b)

Operating income	952	(a)	553	(b)
Less interest expense	191		222
Other income, net	32	(a)	48	(b)

Income before income taxes	793	(a)	379	(b)
Less income tax expense	276	(a)	131	(b)

Net income	$517	(a)	$248	(b)

Gross margin	12.6%	(a)	11.5%	(b)
Operating income margin	3.5%	(a)	2.1%	(b)
Net income margin	1.9%	(a)	1.0%	(b)
Diluted shares outstanding	562		565

(a)	To facilitate comparison of our operating results in 2002 and 2001, amounts exclude the net restructuring and product line charges of $262 million ($174 million after-tax). Including these items, cost of sales was $24,014 million, operating income was $690 million, income before income taxes was $531 million, income tax expense was $188 million, and net income was $343 million.

(b)	To facilitate comparison of our operating results in 2002 and 2001, amounts exclude the first quarter restructuring and impairment charges of $617 million ($404 million after-tax) and the fourth quarter product line and venture impairment and other charges of $255 million ($186 million after-tax). In addition, in accordance with new accounting rules, we stopped amortizing goodwill effective January 1, 2002. For ease of comparison and consistency, for the year ended December 31, 2001, we have excluded goodwill amortization of $35 million ($28 million after-tax). Including these items, cost of sales was $23,216 million, depreciation and amortization was $1,150 million, operating loss was $284 million, other income (expense), net was $(22) million, loss before income taxes was $528 million, income tax benefit was $158 million, and net loss was $370 million.

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HIGHLIGHTS (PRO FORMA RESULTS)

SECTOR FINANCIAL RESULTS

See footnotes below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

	Year Ended December 31,

			2002		2001
	2002	2001	Operating		Operating
Sector	Sales	Sales	Income (Loss)		Income (Loss)

			(in millions)
Electronics & Mobile Communication
Mobile MultiMedia	$310	$373	$(19)		$(33)
Other Electronics & Mobile Communication	4,731	4,427	429	(a)	319	(b)(c)(d)

Total	5,041	4,800	410	(a)	286	(b)(c)(d)
Safety, Thermal & Electrical Architecture	9,705	9,030	544	(a)	362	(b)(d)
Dynamics & Propulsion	13,008	12,628	76	(a)	(8	) (b)(c)(d)
Other	(327)	(370)	(78	) (a)	(87	) (b)(d)

Total	$27,427	$26,088	$952	(a)	$553	(b)(c)(d)

	Three Months Ended December 31,

			2002	2001
	2002	2001	Operating	Operating
Sector	Sales	Sales	Income (Loss)	Income (Loss)

			(in millions)
Electronics & Mobile Communication
Mobile MultiMedia	$69	$85	$—	$(13)
Other Electronics & Mobile Communication	1,215	1,081	86	68	(c)(d)

Total	1,284	1,166	86	55	(c)(d)
Safety, Thermal & Electrical Architecture	2,468	2,219	137	119	(d)
Dynamics & Propulsion	3,290	3,079	10	(13	) (c)(d)
Other	(71)	(84)	(18)	(18	) (d)

Total	$6,971	$6,380	$215	$143	(c)(d)

(a)	Excludes the first quarter 2002 restructuring and product line charges of $20 million for Electronics & Mobile Communication, $101 million for Safety, Thermal & Electrical Architecture, $126 million for Dynamics & Propulsion and $15 million for Other.

(b)	Excludes the first quarter 2001 restructuring and asset impairment charges of $78 million for Electronics & Mobile Communication, $214 million for Safety, Thermal & Electrical Architecture, $280 million for Dynamics & Propulsion and $27 million for Other.

(c)	Excludes fourth quarter product line impairment and other charges of $9 million for Electronics & Mobile Communication and $194 million for Dynamics & Propulsion.

(d)	For comparative purposes, the year ended December 31, 2001 excludes goodwill amortization of $35 million with $4 million for Electronics & Mobile Communication, $10 million for Safety, Thermal & Electrical Architecture, $19 million for Dynamics & Propulsion and $2 million for Other. The three months ended December 31, 2001 excludes goodwill amortization of $11 million with $1 million for Electronics & Mobile Communication, $3 million for Safety, Thermal & Electrical Architecture and $7 million for Dynamics & Propulsion.

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HIGHLIGHTS (PRO FORMA RESULTS)

Three months ended December 31, 2002 liquidity and capital resources

See footnotes below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

BALANCE SHEET DATA:
(in millions)

	December 31,		September 30,
	2002		2002

Cash and cash equivalents	$1,014		$707
Debt	2,766	(a)	3,455

Net liquidity	$(1,752	) (a)	$(2,748)

Total stockholders’ equity	$1,279	(b)	$2,352	(b)

RECONCILIATION OF FOURTH QUARTER 2002 NET LIQUIDITY:
(in millions)

Net liquidity at September 30, 2002			$(2,748)
Net income	$120
Depreciation and amortization	239
Capital expenditures	(325)
Sale of accounts receivable	(639	) (a)
Other, net	1,057

Operating cash flow			452	(c)
Sale of accounts receivable			639	(a)
Cash paid for restructuring and product line charges			(39	) (d)
Dividends and other non-operating			(56)

Net liquidity at December 31, 2002			$(1,752)

(a)	During the fourth quarter 2002, we entered into transactions to sell approximately $639 million of our accounts receivable. Excluding these transactions, our debt and net liquidity would have been $3,405 million and $(2,391) million, respectively.

(b)	Includes after-tax minimum pension liability adjustments to equity of $2,098 million and $830 million at December 31, 2002 and September 30, 2002, respectively. Excluding these adjustments, stockholders’ equity would have been $3,377 million and $3,182 million as of December 31, 2002 and September 30, 2002, respectively.

(c)	A reconciliation to cash provided by operations as shown on our Statement of Cash Flows is as follows:

Operating cash flow	$452
Capital expenditures	325
Sale of accounts receivable	639
Cash paid for restructuring	(39)

Cash provided by operations	$1,377

(d)	Total cash outflows associated with the 2002 charges and 2001 product line impairment charges are expected to be $275 million, of which $39 million was paid in the three months ended December 31, 2002.

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HIGHLIGHTS (PRO FORMA RESULTS)
Year ended December 31, 2002 liquidity and capital resources

See footnotes below for an explanation of adjustments to our GAAP operating results, applied in determination of our pro forma results.

BALANCE SHEET DATA:
(in millions)

	December 31,		December 31,
	2002		2001

Cash and cash equivalents	$1,014		$757
Debt	2,766	(a)	3,353

Net liquidity	$(1,752	) (a)	$(2,596)

Total stockholders’ equity	$1,279	(b)	$2,312	(b)

RECONCILIATION OF NET LIQUIDITY:
(in millions)

Net liquidity at December 31, 2001			$(2,596)
Net income	517	(c)
Depreciation and amortization	988
Capital expenditures	(1,035)
Sale of accounts receivable	(639	) (a)
Other, net	1,429	(c)

Operating cash flow			1,260	(c)(d)
Sale of accounts receivable			639	(a)
Pension contribution			(400)
Cash paid for restructuring and product line charges			(318	) (c)(e)
Amount paid to GM for separation related obligations			(143)
Dividends and other non-operating			(194)

Net liquidity at December 31, 2002			$(1,752)

(a)	During the fourth quarter 2002, we entered into transactions to sell approximately $639 million of our accounts receivable. Excluding these transactions, our debt and net liquidity would have been $3,405 million and $(2,391) million, respectively.

(b)	Includes after-tax minimum pension liability adjustments to equity of $2,098 million and $830 million at December 31, 2002 and 2001, respectively. Excluding these adjustments, stockholders’ equity would have been $3,377 million and $3,142 million as of December 31, 2002 and 2001, respectively.

(c)	Excludes the impact of the first quarter 2002 net restructuring and product line charges of $262 million ($174 million after-tax). Total cash outflows associated with the 2002 charges and 2001 product line impairment charges are expected to be $275 million, of which $204 million was paid in 2002.

(d)	A reconciliation to cash provided by operations as shown on our Statement of Cash Flows is as follows:

Operating cash flow	$1,260
Capital expenditures	1,035
Sale of accounts receivable	639
Pension contribution	(400)
Cash paid for restructuring	(318)
Amounts paid to GM for separation-related obligations	(143)

Cash provided by operations	$2,073

(e)	Total cash outflows associated with the 2001 restructuring charge were $457 million, of which $114 million was paid in 2002.

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CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2002	2001

	(in millions, except per share
	amounts)
Net sales:
General Motors and affiliates	$17,862	$17,624
Other customers	9,565	8,464

Total net sales	27,427	26,088

Operating expenses:
Cost of sales, excluding items listed below	24,014	23,216
Selling, general and administrative	1,510	1,470
Depreciation and amortization	988	1,150
Restructuring	225	536

Total operating expenses	26,737	26,372

Operating income (loss)	690	(284)
Less interest expense	191	222
Other income (expense), net	32	(22)

Income (loss) before income taxes	531	(528)
Income tax expense (benefit)	188	(158)

Net income (loss)	$343	$(370)

Earnings (loss) per share
Basic	$0.61	$(0.66)

Diluted	$0.61	$(0.66)

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CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,014	$757
Accounts receivable, net:
General Motors and affiliates	2,304	2,829
Other customers	1,712	1,778
Inventories, net	1,769	1,621
Deferred income taxes	502	319
Prepaid expenses and other	241	194

Total current assets	7,542	7,498
Long-term assets:
Property, net	5,944	5,724
Deferred income taxes	3,649	3,152
Goodwill, net	699	630
Other	1,482	1,598

Total assets	$19,316	$18,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$682	$1,270
Accounts payable	3,060	2,779
Accrued liabilities	2,118	1,801

Total current liabilities	5,860	5,850
Long-term liabilities:
Long-term debt	2,084	2,083
Pension benefits	3,568	2,146
Postretirement benefits other than pensions	5,120	4,702
Other	1,405	1,509

Total liabilities	18,037	16,290

Stockholders’ equity:
Common stock, $0.01 par value, 1,350 million shares authorized, 565 million shares issued in 2002 and 2001	6	6
Additional paid-in capital	2,445	2,450
Retained earnings	1,530	1,343
Accumulated other comprehensive income:
Minimum pension liability	(2,098)	(830)
All other components	(493)	(567)
Treasury stock, at cost	(111)	(90)

Total stockholders’ equity	1,279	2,312

Total liabilities and stockholders’ equity	$19,316	$18,602

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CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,

	2002	2001

	(in millions)
Cash flows from operating activities:
Net income (loss)	$343	$(370)
Depreciation and amortization, excluding amortization of goodwill	988	1,115
Amortization of goodwill	—	35
Deferred income taxes	36	(356)
Venture impairments	—	74
Restructuring	225	536
Changes in operating assets and liabilities:
Accounts receivable, net	582	810
Inventories, net	(153)	118
Prepaid expenses and other	(55)	39
Accounts payable	284	(113)
Accrued liabilities	129	(519)
Other long-term liabilities	(149)	81
Other	(157)	(90)

Net cash provided by operating activities	2,073	1,360

Cash flows from investing activities:
Capital expenditures	(1,035)	(1,057)
Cost of acquisitions, net of cash acquired	—	(276)
Other	54	(20)

Net cash used in investing activities	(981)	(1,353)

Cash flows from financing activities:
Net proceeds from (payments of) borrowings under credit facilities and other debt	(609)	(335)
Net proceeds from issuance of debt securities	—	498
Dividend payments	(156)	(156)
Purchases of treasury stock	(38)	—
Issuances of treasury stock	12	6

Net cash (used in) provided by financing activities	(791)	13

Effect of exchange rate fluctuations on cash and cash equivalents	(44)	(23)

Increase (decrease) in cash and cash equivalents	257	(3)
Cash and cash equivalents at beginning of year	757	760

Cash and cash equivalents at end of year	$1,014	$757

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